UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 4, 2015

AMERICAN DG ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34493	04-3569304
(Commission file number)	(IRS Employer Identification No.)

45 First Avenue
Waltham, Massachussetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 622-1120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2015, Barry Sanders resigned from his positions as President and Chief Operating Officer of American DG Energy Inc., or the Company, and any other positions he may have had with the Company and the Company’s affiliates, including the Company’s majority owned subsidiary EuroSite Power Inc. Mr. Sanders resigned in order to pursue other professional opportunities. Mr. Sanders will continue to serve as a consultant to the Company.

Effective February 6, 2015, Mr. Sanders entered into a Separation and Release of Claims Agreement with the Company, or the Agreement. The Agreement provides that, among other things, the Employer Group, as such term is defined in the Agreement, will make installment payments equal to Mr. Sanders’ current salary for a period of five months (less taxes and other withholdings), will provide health insurance reimbursements for six months at a rate of $1,000 per month, and will allow for continued vesting of certain options to acquire stock of companies in the Employer Group, all as more fully described in the Agreement. A copy of the Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 5.02. The description of the Agreement herein is qualified in its entirety by reference to the text of the Agreement.

On February 4, 2015, the Company issued a press release announcing Mr. Sanders’s resignation from his positions at the Company. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Separation and Release of Claims Agreement, entered into by and between the Company and Barry Sanders, effective February 6, 2015.

Exhibit 99.1	Press release of the Company, dated February 4, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 6, 2015	AMERICAN DG ENERGY INC.

By: /s/ Gabriel J. Parmese
Gabriel J. Parmese, Chief Financial Officer

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